NSAR ITEM 77O

VK High Income Corporate Bond Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1         France Telecom     Salomon Smith  2,000,000   0.06       3/7/01
                                 Barney



Underwriters for #1
Salomon Smith Barney
Goldman Sachs & Co.
Morgan Stanley Dean Witter & Co.
UBS Warburgh